Exhibit 4.40.5

Date 18 March 2004

KTL MAYFAIR, INC.

as Owner

- and -

THE ROYAL BANK OF SCOTLAND plc

as Mortgagee

FIRST PREFERRED MARSHALL ISLANDS MORTGAGE

m.v. “MAYFAIR”

WATSON, FARLEY & WILLIAMS

London

INDEX

Clause

1	DEFINITIONS AND INTERPRETATION

2	MORTGAGE

3	PAYMENT COVENANTS

4	REPRESENTATIONS AND WARRANTIES

5	COVENANTS

6	PROTECTION OF SECURITY

7	ENFORCEABILITY AND MORTGAGEE’S POWERS

8	APPLICATION OF MONEYS

9	FURTHER ASSURANCES

10	POWER OF ATTORNEY

11	INCORPORATION OF LOAN AGREEMENT PROVISIONS

12	TOTAL AMOUNT, ETC.

13	SUPPLEMENTAL

14	LAW AND JURISDICTION

ACKNOWLEDGEMENT OF MORTGAGE

THIS FIRST PREFERRED MORTGAGE is made on 18 March 2004

BY

(1)           KTL MAYFAIR, INC., a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia and duly registered as a foreign maritime entity under the laws of the Republic of the Marshall Islands (the “Owner”)

IN FAVOUR OF

(1)           THE ROYAL BANK OF SCOTLAND plc, acting through its office at Shipping Business Centre, 5-10 Great Tower Street, London EC3P 3HX (the “Mortgagee”, which expression includes its successors and assigns).

BACKGROUND

(A)          The Owner is the sole owner of the whole of the m.v. “MAYFAIR” documented under the laws and flag of the Marshall Islands with Official Number 2028 of 156,802 gross registered tons and 107,829 net registered tons.

(B)           By a loan agreement  (the “Loan Agreement”) dated 2 March 2004 and made between (i) Knightsbridge Tankers Limited (the “Borrower”), (ii) KTL Hampstead, Inc., KTL Chelsea, Inc., KTL Camden, Inc., KTL Kensington, Inc. and the Owner (together, the “New Owners” and individually, a “New Owner”) and (iii) the Mortgagee it was agreed that (a) the Mortgagee would make available to the Borrower a facility of up to US$140,000,000 by way of up to five (5) separate advances and (b) the New Owners jointly and severally would guarantee to the Mortgagee the obligations of the Borrower under the Loan Agreement and the other Finance Documents and the Master Agreement.  A copy of the form of the Loan Agreement without attachments is annexed to this Mortgage marked “A”.

(C)           By certain agreements (each a “Daylight Funding Agreement”) and made between, among others, each New Owner and the Mortgagee it was agreed that the Mortgagee would advance to each New Owner by way of a single advance and by way of overdraft a facility of approximately US$40,000000 per New Owner for the purpose of financing the balance of that New Owner’s obligation to pay the purchase price of the Ship to be acquired by it in excess of the amount available for that purpose under the Loan Agreement.  By the guarantee contained in clause 10 of the Loan Agreement each New Owner guarantees the liabilities of each other New Owner under, inter alia, its Daylight Funding Agreement.  A copy of the form of each Daylight Funding Agreement is annexed to this Mortgage marked “B”.

(D)          It is one of the conditions precedent to (i) the availability of the facility under the Loan Agreement and (ii) the facility under the Owner’s Daylight Funding Agreement that the Owner executes and delivers this Mortgage in favour of the Mortgagee as security for the Secured Liabilities and the performance and observance of and compliance with the covenants, terms and conditions contained in the Finance Documents.

(E)           Pursuant to the Loan Agreement, the Mortgagee has on the date of this Mortgage advanced to the Borrower, and the Borrower is indebted to the Mortgagee in, the principal amount of US$146,498,175 consisting of the aggregate of Advance A, Advance B, Advance C and Advance D in the amount of US$112,000,000 and an advance under the Daylight Funding Agreement in the amount of US$34,498,175.  As at the date of this Mortgage, the Borrower and the Lender estimate that the maximum aggregate amount of the Master Agreement Liabilities shall not exceed US$ 30,000,000

(F)           The Owner has authorised the execution and delivery of this Mortgage under and pursuant to Chapter 3 of the Republic of The Marshall Islands Maritime Act 1990 as amended.

NOW THIS MORTGAGE WITNESSETH AND IT IS HEREBY AGREED as follows:

1              DEFINITIONS AND INTERPRETATION

1.1          Defined expressions.  Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Mortgage unless the context otherwise requires.

1.2          Definitions.  In this Mortgage, unless the contrary intention appears:

“Loan Agreement” means the loan agreement dated 2 March 2004 referred to in Recital (B);

“Secured Liabilities” means all liabilities which the Borrower, the New Owners, the other Security Parties or any of them have, at the date of this Mortgage or at any later time or times, to the Mortgagee under or in connection with any Finance Document or the Master Agreement or any judgment relating to any Finance Document or the Master Agreement (including, without limitation the liabilities of the New Owners as joint and several guarantors of the liabilities of the Borrower and each other New Owner, as contained in clause 10 of the Loan Agreement); and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country; and

“Ship” means the vessel described in Recital (A) and includes any share or interest in that vessel and its engines, machinery, boats, tackle, outfit, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or later acquired.

1.3          Application of construction and interpretation provisions of Loan Agreement.  Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Mortgage.

1.4          Inconsistency between Loan Agreement provisions and this Mortgage.  This Mortgage shall be read together with the Loan Agreement, but in case of any conflict between the Loan Agreement and this Mortgage, the provisions of the Loan Agreement shall prevail to the extent permitted by Marshall Islands law.

2              MORTGAGE

2.1          Mortgage.  In consideration of the premises and other good and valuable consideration, the Owner grants, conveys, mortgages, pledges, confirms, assigns, transfers and sets over the whole of the Ship to the Mortgagee as security for:

(a)           the due and punctual payment of the Secured Liabilities; and

(b)           the performance and observance of and compliance with the covenants, terms and conditions contained in the Finance Documents to which the Owner is or is to be a party.

2.2          Extent of property mortgaged.  This Mortgage shall not cover property other than the Ship as the term “Vessel” is used in Sub-division 2 of Section 308 of Chapter 3 of the Republic of The Marshall Islands Maritime Act 1990 as amended.

2.3          Void provisions.  Any provision of this Mortgage construed as waiving the preferred status of this Mortgage shall, to such extent, be void and of no effect.

2.4          Continuing security.  This Mortgage shall remain in force until the end of the Security Period as a continuing security and, in particular:

(a)           the Security Interests created by Clause 2.1 shall not be satisfied by any intermediate payment or satisfaction of the Secured Liabilities;

(b)           the Security Interests created by Clauses 2.1, and the rights of the Mortgagee under this Mortgage, are only capable of being extinguished, limited or otherwise adversely affected by an express and specific term in a document signed by or on behalf of the Mortgagee;

(c)           no failure or delay by or on behalf of the Mortgagee to enforce or exercise a Security Interest created by Clause 2.1 or a right of the Mortgagee under this Mortgage, and no act, course of conduct, acquiescence or failure to act (or to prevent the Owner from taking certain action) which is inconsistent with such a Security Interest or such a right shall preclude or estop the Mortgagee (either permanently or temporarily) from enforcing or exercising it; and

(d)           this Mortgage shall be additional to, and shall not in any way impair or be impaired by:

(i)            any other Security Interest whether in relation to property of the Owner or that of a third party; or

(ii)           any other right of recourse as against the Owner or any third party,

which the Mortgagee now or subsequently has in respect of any of the Secured Liabilities.

2.5          No obligations imposed on Mortgagee.  The Owner shall remain liable to perform all obligations connected with the Ship and the Mortgagee shall not, in any circumstances, have or incur any obligation of any kind in connection with the Ship.

2.6          Negative pledge; disposal of assets.  The Owner shall not:

(a)           sell the Ship;

(b)           create any Security Interest not exclusively securing the Secured Liabilities over the Ship (other than Permitted Security Interests); or

(c)           otherwise dispose of the Ship or any right relating to the Ship.

2.7          Release of security.  At the end of the Security Period or at such earlier time as the Ship is sold and the Owner has complied with the provisions of the Loan Agreement, the Mortgagee shall, at the request and cost of the Owner, discharge this Mortgage.

3              PAYMENT COVENANTS

3.1          General.  The Owner shall comply with the following provisions of this Clause 3 at all times during the Security Period.

3.2          Covenant to pay amounts due under Loan Agreement.  The Owner shall pay to the Lender all amounts from time to time due and payable to the Lender pursuant to clause 10 of the Loan Agreement.

3.3          Covenant to pay expenses etc.  The Owner shall pay all such expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys as are stated in this Mortgage to be payable by the Owner to or recoverable from the Owner by the Mortgagee (or in respect of which the Owner agrees in this Mortgage to indemnify the Mortgagee) at the times and in the manner specified in this Mortgage.

3.4          Covenant to pay default interest.  The Owner shall pay interest on any expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys referred to in Clause 3.3 from the date on which the relevant expense, claim, liability, loss, cost, duty, fee, charge or other money is paid or incurred by the Mortgagee (as well after as before judgment):

(a)           at the rate described in clause 6.2 of the Loan Agreement;

(b)           compounded in accordance with clause 6.6 of the Loan Agreement; and

(c)           on demand.

3.5          Covenant to pay other sums.  The Owner shall pay each and every other sum of money which may be or become owing to the Mortgagee under the Loan Agreement, this Mortgage and the other Finance Documents to which the Owner is or is to be a party at the times and in the manner specified in this Mortgage or in the other Finance Documents.

4              REPRESENTATIONS AND WARRANTIES

4.1          General.  The Owner represents and warrants to the Mortgagee as follows.

4.2          Repetition of Loan Agreement representations and warranties.  The representations and warranties in clause 11 of the Loan Agreement remain true and not misleading as if repeated on the date of this Mortgage with reference to the circumstances now existing.

5              COVENANTS

5.1          General.  The Owner shall comply with the following provisions of this Clause 5 at all times during the Security Period except as the Mortgagee may otherwise permit in writing.

5.2          Insurance and Ship covenants.  The Owner shall comply with the provisions of clauses 14 (insurance) and 15 (ship covenants) of the Loan Agreement, all of which are expressly incorporated in this Mortgage with any necessary modifications.

5.3          Perfection of Mortgage.  The Owner shall:

(a)           comply with and satisfy all the requirements and formalities established by the Republic of The Marshall Islands Maritime Act 1990 as amended and any other pertinent legislation of the Republic of The Marshall Islands to perfect this Mortgage as a legal, valid and enforceable first preferred mortgage and maritime lien upon the Ship; and

(b)           promptly provide the Mortgagee from time to time with evidence in such form as the Mortgagee requires that the Owner is complying with Clause 5.3(a).

5.4          Notice of Mortgage.  The Owner shall:

(a)           carry on board the Ship with its papers a certified copy of this Mortgage and cause that certified copy of this Mortgage to be exhibited to any person having business with the Ship which might give rise to a lien or the Ship other than a lien for crew’s wages and salvage and to any representative of the Mortgagee on demand; and

(b)           place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice in plain type in English of such size that the paragraph of reading matter shall cover a space not less than 6 inches wide and 9 inches high reading as follows:

“NOTICE OF MORTGAGE

This Vessel is covered by a First Preferred Mortgage to THE ROYAL BANK OF SCOTLAND plc under authority of Chapter 3 of the Republic of The Marshall Islands Maritime Act 1990 as amended. Under the terms of the said Mortgage neither the Owner nor any Charterer nor the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew’s wages and salvage.”

6              PROTECTION OF SECURITY

6.1          Mortgagee’s right to protect or maintain security.  The Mortgagee may take any action which it may think fit for the purpose of protecting or maintaining the security created by this Mortgage or for any similar or related purpose.

6.2          Mortgagee’s right to insure, repair etc.  Without limiting the generality of Clause 6.1, if the Owner does not comply with Clause 5, the Mortgagee may:

(a)           effect, replace and renew any Insurances;

(b)           arrange for the carrying out of such surveys and/or repairs of the Ship as it deems expedient or necessary; and

(c)           discharge any liabilities charged on the Ship, or otherwise relating to or affecting it, and/or take any measures which the Mortgagee may think expedient or necessary for the purpose of securing its release.

7              ENFORCEABILITY AND MORTGAGEE’S POWERS

7.1          Right to enforce security.  On the occurrence of an Event of Default but without the necessity for any court order in any jurisdiction to the effect that an Event of Default has occurred or that the security constituted by this Mortgage has become enforceable, and irrespective of whether a notice has been served under clause 18.2 of the Loan Agreement:

(a)           the security constituted by this Mortgage shall immediately become enforceable;

(b)           the Mortgagee shall be entitled at any time or times to exercise the powers set out in Clause 7.2 and in any other Finance Document;

(c)           the Mortgagee shall be entitled at any time or times to exercise the powers possessed by it as mortgagee of the Ship conferred by the law of any country or territory the courts of which have or claim any jurisdiction in respect of the Owner or the Ship; and

(d)           the Mortgagee shall be entitled to exercise all the rights and remedies in foreclosure and otherwise given to mortgagees by applicable law including the provisions of Chapter 3 of the Republic of The Marshall Islands Maritime Act 1990 as amended.

7.2          Right to take possession, sell etc.  On the occurrence of an Event of Default, the Mortgagee shall be entitled then or at any later time or times:

(a)           to take possession of the Ship whether actually or constructively and/or otherwise to take control of the Ship wherever the Ship may be and cause the Owner or any other person in possession of the Ship forthwith upon demand to surrender the Ship to the Mortgagee without legal process and without the Mortgagee being liable for any losses thereby caused or to account to the Owner in connection therewith;

(b)           to sell the Ship or any share in the Ship with or without prior notice to the Owner, and with or without the benefit of any charterparty or other contract for its employment, by public auction or private contract at any time, at any place and upon any terms (including, without limitation, on terms that all or any part or parts of the purchase price be satisfied by shares, loan stock or other securities and/or be left outstanding as a debt, whether secured or unsecured and whether carrying interest or not) which the Mortgagee thinks fit, with power for the Mortgagee to purchase the Ship at any such public auction and to set off the purchase price against all or any part of the Secured Liabilities;

(c)           to manage, insure, maintain and repair the Ship and to charter, employ, lay up or in any other manner whatsoever deal with the Ship in any manner, upon any terms and for any period which the Mortgagee may think fit, in all respects as if the Mortgagee were the owner of the Ship and without the Mortgagee being responsible for any loss thereby incurred;

(d)           to collect, recover and give good discharge for any moneys or claims arising in relation to the Ship and to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

(e)           to take over or commence or defend (if necessary using the name of the Owner) any claims or proceedings relating to, or affecting, the Ship which the Mortgagee may think fit and to abandon, release or settle in any way any such claims or proceedings; and

(f)            generally, to enter into any transaction or arrangement of any kind and to do anything in relation to the Ship which the Mortgagee may think fit.

7.3          No liability of Mortgagee.  The Mortgagee shall not be obliged to check the nature or sufficiency of any payment received by it under this Mortgage or to preserve, exercise or enforce any right relating to the Ship.

8              APPLICATION OF MONEYS

8.1          General.  All sums received by the Mortgagee:

(a)           in respect of sale of the Ship or any share in the Ship;

(b)           in respect of net profits arising out of the employment of the Ship pursuant to Clause 7.2(c); or

(c)           in respect of any other transaction or arrangement under Clauses 7.1 or 7.2,

shall be held by the Mortgagee upon trust in the first place to pay or discharge any expenses or liabilities (including any interest) which have been paid or incurred by the Mortgagee in or in connection with the exercise of its powers and to apply the balance in accordance with clause 21 of the Loan Agreement.

9              FURTHER ASSURANCES

9.1          Owner’s obligation to execute further documents etc.  The Owner shall:

(a)           execute and deliver to the Mortgagee (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Mortgagee may, in any particular case, specify; and

(b)           effect any registration or notarisation, give any notice or take any other step,

which the Mortgagee may, by notice to the Owner, specify for any of the purposes described in Clause 9.2 or for any similar or related purpose.

9.2          Purposes of further assurances.  The purposes referred to in Clause 9.1 are:

(a)           validly and effectively to create any Security Interest or right of any kind which the Mortgagee intended should be created by or pursuant to this Mortgage or any other Finance Document;

(b)           to protect the priority, or increase the effectiveness, in any jurisdiction of any Security Interest which is created, or which the Mortgagee intended should be created, by or pursuant to this Mortgage or any other Finance Document;

(c)           to enable or assist the Mortgagee to sell or otherwise deal with the Ship, to transfer title to, or grant any interest or right relating to, the Ship or to exercise any power which is referred to in Clauses 7.1 or 7.2 or which is conferred by any Finance Document; or

(d)           to enable or assist the Mortgagee to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to the Ship in any country or under the law of any country.

9.3          Terms of further assurances.  The Mortgagee may specify the terms of any document to be executed by the Owner under Clause 9.1, and those terms may include any covenants, undertakings, powers and provisions which the Mortgagee considers appropriate to protect its interests.

9.4          Obligation to comply with notice.  The Owner shall comply with a notice under Clause 9.1 by the date specified in the notice.

9.5          Additional corporate action.  At the same time as the Owner delivers to the Mortgagee any document executed under Clause 9.1(a), the Owner shall also deliver to the Mortgagee a certificate signed by 2 of the Owner’s officers which shall:

(a)           set out the text of a resolution of the Owner’s directors specifically authorising the execution of the document specified by the Mortgagee; and

(b)           state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under the Owner’s articles of incorporation or other constitutional documents.

10           POWER OF ATTORNEY

10.1        Appointment.  For the purpose of securing the Mortgagee’s interest in the Ship and the due and punctual performance the Owner’s obligations to the Mortgagee under this Mortgage and every other Finance Document to which the Owner is or is to be a party, the Owner irrevocably and by way of security appoints the Mortgagee its attorney, on behalf of the Owner and in its name or otherwise, to execute or sign any document and do any act or thing which the Owner is obliged to do under any Finance Document.

10.2        Ratification of actions of attorney.  For the avoidance of doubt and without limiting the generality of Clause 10.1, the Owner confirms that Clause 10.1 authorises the Mortgagee to execute on its behalf a document ratifying any transaction or action which the Mortgagee has purported to enter into or to take and which the Mortgagee considers was or might have been outside its powers or otherwise invalid.

10.3        Delegation.  The Mortgagee may sub-delegate to any person or persons all or any of the powers (including the discretions) conferred on the Mortgagee by Clauses 10.1 and/or 10.2, and may do so on terms authorising successive sub-delegations.

11           INCORPORATION OF LOAN AGREEMENT PROVISIONS

11.1        Incorporation of specific provisions.  The following provisions of the Loan Agreement apply to this Mortgage as if they were expressly incorporated in this Mortgage with any necessary modifications:

clause 24, no set-off or tax deduction;

clause 29, variations and waivers;

clause 30, notices; and

clause 31, supplemental.

11.2        Incorporation of general provisions.  Clause 11.1 is without prejudice to the application to this Mortgage of any provision of the Loan Agreement which, by its terms, applies or relates to the Finance Documents generally or this Mortgage specifically.

12           TOTAL AMOUNT, ETC.

12.1        Total amount.  For the purpose of recording this Mortgage as required by Chapter 3 of the Republic of The Marshall Islands Maritime Act 1990 as amended, the total amount of the direct and contingent obligations secured by this Mortgage is Two hundred and ten million Dollars $210,000,000 together with interest, fees, commissions and performance of mortgage covenants.  The date of maturity of this Mortgage is on demand and there is no separate discharge amount.

13           SUPPLEMENTAL

13.1        No restriction on other rights.  Nothing in this Mortgage shall be taken to exclude or restrict any power, right or remedy which the Mortgagee may at any time have under:

(a)           any other Finance Document; or

(b)           the law of any country or territory the courts of which have or claim any jurisdiction in respect of the Owner or the Ship.

13.2        Exercise of other rights.  The Mortgagee may exercise any right under this Mortgage before it has exercised any right referred to in Clause 13.1(a) or (b).

13.3        Settlement or discharge conditional.  Any settlement or discharge under this Mortgage between the Mortgagee and the Owner shall be conditional upon no security or payment to the Mortgagee by the Owner or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

14           LAW AND JURISDICTION

14.1        Marshall Islands law.  This Mortgage shall be governed by, and construed in accordance with, Marshall Islands law.

14.2        Choice of forum.  The Mortgagee reserves the rights:

(a)           to commence proceedings in relation to any matter which arises out of or in connection with this Mortgage in the courts of any country which have or claim jurisdiction to that matter; and

(b)           to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in the Marshall Islands or without commencing proceedings in the Marshall Islands.

14.3        Action against Ship.  The rights referred to in Clause 14.2 include the right of the Mortgagee to arrest and take action against the Ship at whatever place the Ship shall be found lying and for the purpose of any action which the Mortgagee may bring before the courts of that jurisdiction or other judicial authority and for the purpose of any action which the Mortgagee may bring against the Ship, any writ, notice, judgment or other legal process or documents may (without prejudice to any other method of service under applicable law) be served upon the Master of the Ship (or upon anyone acting as the Master) and such service shall be deemed good service on the Owner for all purposes.

14.4        Mortgagee’s rights unaffected.  Nothing in this Clause 14 shall exclude or limit any right which the Mortgagee may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

14.5        Meaning of “proceedings”.  In this Clause 14, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

IN WITNESS whereof the Owner has caused this Mortgage to be executed by its duly authorised Attorney-in-Fact the day and year first before written.

KTL MAYFAIR, INC.

By	/s/ Michael Thorne

ACKNOWLEDGEMENT OF MORTGAGE

STATE OF NEW YORK	)

) S.S.

COUNTY OF NEW YORK))

On this 18th day of March 2004 before me personally appeared Michael Thorne to me known who being by me duly sworn did depose and say that he resides at One University Place, New York, New York 10003 that he is an attorney-in-fact for KTL MAYFAIR, INC. the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of said Corporation.

/s/ Sonia D. Odom

Notary Public